{EXHIBIT 11.1
                          CAI WIRELESS SYSTEMS, INC.

                          LOSS PER SHARE COMPUTATION

                                            Seven-month Period
                                              Ended March 31,    Year Ended March 31, Year Ended March 31,
                                                   1994                  1995                 1996
Net loss                                $ (7,520,869)         $ (14,106,837)       $ (40,985,572)
Preferred stock dividend                            -                328,011               5,878,960
Loss applicable to common stock
  shareholders                          $ (7,520,869)         $ (14,434,848)       $ (46,864,532)
Weighted average number of shares         12,278,220             15,456,540           27,075,578
outstanding
Loss per share                          $    (0.61)           $     (0.93)         $     (1.73)

         COMPUTATION OF WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

                                                                                                Weighted Shares
COMMON STOCK TRANSACTIONS                                     SHARES                            OUTSTANDING
For seven-month period ended March 31, 1994
  Beginning Balance                                  11,500,000                                  11,500,000
   2/25/94                                            3,400,000                                     545,283
   3/24/94(1)                                           510,000                                           0
Warrants(2)(3)                                        1,214,000                                     232,937
Options(3)                                              451,000                                           0
                                                                                                 12,278,220
For the year ended March 31, 1995
}Beginning Balance                                   15,410,000                                  15,410,000
Warrants exercised                                       74,000                                      29,417
Series A Preferred Stock{(3)(4)}                      1,640,909                                           0
Series B Preferred Stock{(5)}                           271,739                                      17,123
Warrants{(3)}                                         2,020,578                                           0
Options{(3)}                                            956,500                                           0
                                                                                                 15,456,540
For the year ended March 31, 1996
Beginning Balance                                    15,754,018                                  15,754,018
Common stock sold                                       179,765                                     174,824
  Common stock issued to acquire 49% minority
  interest in Hampton Roads Wireless, Inc.              652,523                                     467,107
Common stock issued in ACS Merger                    19,362,611                                   9,734,209
Common stock issued in ECNW Merger                    1,880,565                                     945,420
Series A Preferred Stock{(3)(4)}                      2,546,198                                           0
Warrants{(3)}                                         2,310,541                                           0
Options{(3)}                                          1,274,134                                           0
                                                                                                 27,075,578

(1)} On March 24, 1994, the Company received a stock subscription for the over allotment portion of the initial public offering. The subscription proceeds were received on April 8, 1994.

{(2)} The effect of warrants issued in connection with the purchase of the Master Sublease and Bridge
      Loans were included as shares outstanding for all reported periods prior to the IPO because their exercise prices

                 EXHIBIT 11.1

COMPUTATION OF WEIGHTED SHARES OUTSTANDING (CONTINUED)


      ($.25 and $6.60) were substantially  below  the IPO
      price.   Subsequent to the IPO, such warrant shares
      were determined  to be anti-dilutive and eliminated
      from the weighted average shares outstanding.
{
(3)}  For the periods subsequent  to the public offering,
      outstanding convertible preferred  stock,  warrants
      and                                         options
         are   not   considered   for   the  purposes  of
      calculating the weighted shares outstanding since these securities are anti-dilutive.

{(4)} The Series A 8%  Redeemable  Convertible  Preferred
      Stock of 180,500 shares would be converted at a minimum into 1,640,909 Common Shares assuming the maximum conversion price of $11 per share. As of March 31, 1996, 2,546,198 shares are assumed based on actual shares issued upon conversion subsequent to March 31, 1996, and $9.00 per share for those preferred shares not converted.

{(5)} The Series B  6%  Redeemable  Convertible Preferred
      Stock of 20,000 shares was converted  into  271,739
      Common Shares in April 1995 which is reflected as being issued on March 8, 1995, the date of issuance of the Series B Preferred Stock.
{